EXHIBIT 10.20

August 23, 2005

Thomas Jahn

Dear Thomas:

We are pleased to offer you the position of Chief Restructuring and Integration Officer for ActivCard, Inc. (“ActivCard” or the “Company”). In this position, you will report to Ben C. Barnes, Chief Executive Officer and to the Board of Directors.

Annual Salary: Your initial annual base salary will be $210,000.00, less deductions required by law, payable in accordance with ActivCard’s normal payroll procedures.

Stock Options: At the Board of Directors meeting following your date of hire, the Company’s management will recommend to the Board of Directors that it issues you an option grant to purchase 100,000 shares of ActivCard Common Stock; the exercise price of the option shall be set and approved by the Board of Directors at that meeting. Options will be issued pursuant to the terms of the Company’s U.S. Stock Option Program. The options will vest and become fully exercisable in 12 months from the grant date. On such date, you must remain in continuous service as an employee under the plan.

Benefits: As of your date of hire, you are eligible to participate in Company-sponsored benefits in accordance with the applicable plans and policies. These consist at present of the following, but may be modified or terminated from time to time:

■	Medical (Blue Shield of California HMO, PPO, or Kaiser);
■	Dental (Humana Dental);
■	Vision (VSP);
■	Group Life, AD&D, LTD and STD Insurance (The Hartford Group);
■	401K;
■	Three weeks of accrued vacation time per year;
■	Ten paid holidays per year;
■	One floating personal day per quarter;
■	Ten days of accrued sick time per year.

Terms of Employment: Your employment with the Company will be “at will” and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless in writing and signed by both you and the Chief Executive Officer of the Company. Other than your at-will status, neither this letter, nor your acceptance thereof, constitutes a contract of employment.

This position is on a reduced, 75% schedule, and as an employee of the Company, you will be expected to devote your skill, attention, and best efforts to ActivCard’s business and to fulfill your responsibilities to the best of your abilities. During your employment you will not engage in outside activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with ActivCard.

You have apprised the Company of your current obligations, which the Company finds do not create a conflict. You are required to disclose any other activities before engaging in any employment or consulting services outside the Company while employed by ActivCard so that they Company may determine if any conflict exists.

Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing an Employee Confidential Information Agreement in the form enclosed with this letter as well as your agreement to follow all other rules and policies that the Company may announce from time to time. Further, your employment with ActivCard is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date.

Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to Human Resources. This offer is valid through the close of business August 23, 2005.

Thomas, we are excited about having you as a member of the ActivCard team, and all of us look forward to working with you.

Sincerely,

Mary Lemons Vice President, Human Resources ActivCard, Inc.

Enclosures:	Duplicate Letter
Employee Confidential Information Agreement
Employee Benefits Summary